Exhibit 1A.11

February 1, 2022

MAGFAST, LLC

1 Grandview Avenue

Cornwall-On-Hudson, NY 12520

Galleros Robinson consents to the use of our audit reports and other references to our firm as it relates to our audits of the financial statements for MAGFAST, LLC for the years ended December 31, 2021 and 2020.

/s/ Galleros Robinson

488 Madison Avenue, 23rd Floor

New York, NY 10022

TEL: 646.921.0400 | FAX: 646.921.1600

www.gallerosrobinson.com